Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation FY04 Revenue $34.5 Mil. Net

Income $2.4 Mil or $0.09 Per Diluted Share.

Q4 Revenue Up 33% to $9.7 Mil. Net Income $1.3 Mil or $0.05 Per Diluted Share

Bethel, CT, September 8, 2004 — Memry Corporation (AMEX: MRY) reported today that revenue in the fiscal year ended June 30, 2004 was $34,492,000 compared with $34,007,000 reported in the previous fiscal year. Net income was $2,378,000, or $0.09 per diluted share, compared with net income of $8,828,000, or $0.34 per diluted share in the previous year. FY2003 net income included $6,806,000 from the elimination of the deferred tax asset valuation allowance. Pretax income for FY 2004 was $3,217,000 compared with pretax income of $2,072,000 in FY 2003.

For the fourth fiscal quarter ended June 30, 2004, revenue increased 33% to a record $9,658,000 compared with $7,255,000 in the fourth fiscal quarter of 2003. Net income was $1,289,000, or $0.05 per diluted share, a major improvement over net income of $36,000, or $0.00 per diluted share in the comparable period last year. Both the full year and fourth quarter results for fiscal 2004 included a $350,000 research and development tax credit.

James Binch, CEO of Memry said, “We wrapped up a difficult fiscal year on a very strong note with excellent fourth quarter gains in revenue and profit. As has been previously reported, we were impacted early in the year by reduced shipments of wire-based and tube-based medical stent components used in abdominal aortic aneurysm (AAA) procedures, primarily due to inventory adjustments by a large customer and delay of a product launch by that same customer. As we faced these problems, we were aggressively working to broaden our customer base and improve our manufacturing yields.

“The strong fiscal fourth quarter results reflected the intense effort by everyone at Memry Corporation to improve our results. We have landed a number of important new customers. We recorded excellent gains in manufacturing efficiency with substantially improved yields in all product lines. Our company ended the year stronger and more competitive than ever with forward momentum that we expect to carry us through fiscal year 2005.

“In July, immediately after the close of the fiscal year, we signed a letter of intent to acquire Putnam Plastics Corporation, an acquisition we expect to close before the end of calendar 2004. The addition of Putnam to Memry’s operations will significantly transform our company and substantially boost our future financial results in the years ahead. Putnam is one of the nation’s leading specialty polymer extrusion companies serving the medical device and other high technology industries. We look forward to explaining more about the benefits of this acquisition in the near future,” Binch said.

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Memry Corporation

Memry’s CFO Robert P. Belcher said, “For the year, manufacturing costs decreased 8.5% from $22.6 million in fiscal year 2003 to $20.7 million in fiscal year 2004. The decrease was primarily due to productivity improvements in the form of higher yields and the resultant reduction in scrap, primarily in tube manufacturing and processing in our West Coast facility. We also realized excellent yield improvements in our East Coast manufacturing facility. As a result, gross profit from product sales for the year rose to 40.0% from 33.5% a year ago.

“We substantially strengthened our balance sheet with increases in cash and total current assets while inventories decreased, resulting in a year-end working capital position of $16.9 million and a cash and cash equivalents balance of $12.4 million.

Binch said, “Looking forward, we expect a much higher revenue growth rate in fiscal year 2005 with a very healthy advance in pre-tax income. Further broadening of our customer mix, increases in export sales and new applications will be the primary drivers, all areas we have been focused on building for the past 18 months. We also look forward to the consummation of the Putnam Plastics acquisition this fall, as we anticipate it will add further momentum to what we believe will be a strong year.”

A copy of the financial statements follows.

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

The company will host a conference call to discuss the results on Thursday, September 9th at 11:00 a.m. Eastern. To participate in the call, dial (800) 348-6338 any time after 10:55 a.m. on September 9th. International callers should dial (706) 634-1215.

An investment profile on Memry may be found http://www.hawkassociates.com/memry/profile.htm

For more information contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100, email: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383, email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: http://www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Memry Corporation and Subsidiary

Consolidated Balance Sheets

June 30, 2004 and 2003

	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$12,404,000	$7,509,000
Accounts receivable, less allowance for doubtful accounts of $30,000 in 2004 and $148,000 in 2003	4,132,000	3,809,000
Inventories	2,956,000	3,353,000
Deferred tax asset	975,000	—
Prepaid expenses and other current assets	41,000	74,000
Income tax refund receivable	—	109,000

Total current assets	20,508,000	14,854,000

Property, Plant and Equipment, net	5,090,000	6,040,000

Other Assets
Acquired patents and patent rights, less accumulated amortization of $1,132,000 in 2004 and $998,000 in 2003	933,000	1,067,000
Goodwill	1,038,000	1,038,000
Deferred financing costs	51,000	6,000
Note receivable	—	110,000
Deferred tax asset	5,175,000	6,806,000
Deposits and other assets	193,000	206,000

Total other assets	7,390,000	9,233,000

TOTAL ASSETS	$32,988,000	$30,127,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$3,213,000	$2,587,000
Notes payable	320,000	912,000
Capital lease	29,000	—
Income tax payable	43,000	—

Total current liabilities	3,605,000	3,499,000

Notes Payable, less current maturities	1,159,000	980,000

Stockholders’ Equity
Common stock, $.01 par value, 40,000,000 shares authorized; 25,570,419 shares issued and outstanding in 2004 and 25,537,522 shares issued and outstanding in 2003	256,000	255,000
Additional paid-in capital	49,103,000	48,906,000
Accumulated deficit	(21,135,000)	(23,513,000)

Total stockholders’ equity	28,224,000	25,648,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,988,000	$30,127,000

Memry Corporation and Subsidiary

Consolidated Statements of Income

	Year Ended June 30,		Three Month Period Ended June 30,
	2004	2003	2004	2003
Revenues
Product sales	$33,525,000	$33,105,000	$9,406,000	$6,947,000
Research and development	967,000	902,000	252,000	308,000

	34,492,000	34,007,000	9,658,000	7,255,000

Cost of Revenues
Product sales	20,064,000	22,125,000	5,422,000	4,884,000
Research and development	618,000	483,000	228,000	112,000

	20,682,000	22,608,000	5,650,000	4,996,000

Gross profit	13,810,000	11,399,000	4,008,000	2,259,000

Operating Expenses
Research and development	2,878,000	2,465,000	632,000	618,000
General, selling and administration	7,733,000	6,797,000	1,980,000	1,608,000

	10,611,000	9,262,000	2,612,000	2,226,000

Operating income	3,199,000	2,137,000	1,396,000	33,000

Interest
Expense	(74,000)	(126,000)	6,000	(28,000)
Income	92,000	61,000	30,000	17,000

	18,000	(65,000)	36,000	(11,000)

Income before income taxes	3,217,000	2,072,000	1,432,000	22,000

Provision (benefit) for income taxes	839,000	(6,756,000)	143,000	(14,000)

Net income	$2,378,000	$8,828,000	$1,289,000	$36,000

Basic earnings per share:	$0.09	$0.35	$0.05	$0.00

Diluted earnings per share:	$0.09	$0.34	$0.05	$0.00